EXHIBIT 99.1

                         INTERLINK ELECTRONICS ANNOUNCES
               THAT IT WILL NOT TIMELY FILE ITS THIRD QUARTER 10-Q

         Camarillo, California - November 14, 2005 - Interlink Electronics, Inc. (NASDAQ:LINK), today announced that, in connection with its responsibilities for financial oversight, the Company's Audit Committee is examining issues raised by the Company's previously announced intention to restate its historical financial results. The matters that the Audit Committee is examining were brought to its attention by the Company's management.

         Because of the Company's continuing examination, it is unable to complete its quarterly financial close process in a timely manner and, accordingly, the Company's auditors are unable to finalize their review of the Company's financial statements reportable in the Company's quarterly report on Form 10-Q for the third quarter of 2005. The Company filed for an extension of the reporting deadline. The extension period expired today and the Company is delinquent in filing its third quarter 10-Q. The Audit Committee and its advisors will work diligently to complete their investigation with a view to permitting resumption of regular financial reporting at the earliest practicable date.

         E. Michael Thoben, III, the Company's Chairman and Chief Executive Officer, stated that "although at this time the Company cannot comment any further on these matters, the management team will remain focused on operating the business and executing the Company's business strategy as previously announced."

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today's interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through our OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http:// www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

                      All registrations and trademarks are
                     properties of their respective owners.

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding the Company's financial statements should be considered in light of these factors.

Interlink Electronics
546 Flynn Road
Camarillo, CA 93012
(805) 484-8855

Michelle Lockard, Investor Relations Contact mlockard@interlinkelectronics.com